EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI
Chairman and Chief Executive Officer

-Conference Call-
First Quarter 2010 Earnings Announcement

April 29, 2010
Los Angeles, California

Thank you, Chris.  Good morning, ladies and gentlemen.
Steve Chazen will provide details on our financial results for the first quarter of 2010 in a moment.  But first, I want to give you a brief preview of our meeting with all of you in the financial analyst community in New York on May 19th.
Both Steve and I will present at the meeting, as will our senior executives responsible for: international oil and gas operations; U.S. oil and gas operations; California oil and gas operations; and worldwide exploration.
We will give you details on developments in numerous key areas of our operations which we know are of keen interest to you. Among the areas we will cover:
●	We will provide you a multi-year production outlook and build-up from our asset base which will provide considerable detail about the continued growth of the company.
●	We will outline significant and exciting new opportunities in California – including both conventional and unconventional prospects in the State.

●	We will present details on our continuing growth and success in Oxy’s existing Middle East production and insight into new project potential.
●	We will provide you our anticipated capital spending program over the next five years.
My colleagues and I look forward to meeting with you in three weeks to give you a thorough presentation on these and the numerous other outstanding growth areas at Oxy.
I’ll now turn the call over to Steve Chazen for the details on our first quarter performance.
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Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Financial Officer

– Conference Call –
First Quarter 2010 Earnings Announcement

April 29, 2010
Los Angeles, California

Thank you Ray.
Net income was $1.1 billion or $1.31 per diluted share in the first quarter of 2010, compared to $368 million or $0.45 per diluted share in the first quarter of 2009.  The first quarter 2010 income from continuing operations and core income were $1.32 per diluted share.  The 2009 first quarter core income was $0.50 per diluted share.
For comparability purposes, all of our prior period volumes, as well as volume based statistics, such as operating costs per barrel, are being stated on a pretax basis as we previously discussed with you.  See the Investor Relations Supplemental Schedules for the previous 5-year and the 2009 quarterly sales volumes presented on a pretax basis.
Here’s the segment breakdown for the first quarter.
Oil and gas first quarter 2010 core earnings were $1.8 billion, compared to $553 million for the first quarter of 2009.  The improvement in 2010 was driven by significantly higher commodity prices and higher volumes.  Realized crude oil prices increased 83 percent in 2010 and domestic natural gas prices improved 59 percent from the first quarter of 2009.  Partially offsetting these gains were higher operating expenses, largely resulting from fully expensing CO2 costs in 2010, higher DD&A rates and the effects of foreign exchange.  Year-over-year production was negatively impacted by 38,000 BOE per day in the Middle East/North Africa, Long Beach and Colombia, as a result of higher oil prices affecting our production sharing and similar contracts.
Oil and gas first quarter 2010 core earnings of $1.8 billion, was essentially the same as the fourth quarter of 2009.
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Compared to the fourth quarter of 2009, the 2010 first quarter earnings reflected higher crude oil and natural gas prices partially offset by increased DD&A rates, the effect of fully expensing CO2 costs in 2010, lower total volumes resulting from two fewer days in the first quarter 2010 and the timing of liftings I will discuss shortly.  Occidental’s average realized crude oil price in the 2010 first quarter was $71.88 per barrel, an increase of about 3 ½ percent from the $69.39 per barrel in the fourth quarter of 2009.  Oxy’s domestic average realized gas price for the quarter was $5.62 per mcf, compared with $4.37 per mcf for the fourth quarter of 2009.

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Worldwide oil and gas production for the first quarter of 2010 was 743,000 barrels of oil equivalent per day, an increase of over 3 ½ percent, compared with 717,000 BOE per day in the fourth quarter of last year.

	○	Daily volumes increased in Bahrain by 2,000 barrels of oil and 126 million cubic feet of gas. Our domestic operations added 5,000 BOE largely in the Kern County discovery area.

	○	Partially offsetting these increases were 5,000 BOE per day of lower volumes resulting from the Dolphin gas plant maintenance, which shut-in 50% of the production for approximately two weeks.
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Sales volumes for the first quarter of 2010 were 726,000 BOE per day, compared with 722,000 BOE per day in the fourth quarter of last year.  Sales volumes were lower than the production volumes I just mentioned due to the timing of liftings of 13,000 BOE per day  in the Middle East/North Africa and Latin America, of which 11,000 BOE per day were in Libya.  See the Investor Relations Supplemental Schedules for net sales volumes per day and net production volumes per day by asset.

●	Exploration expense was $56 million in the quarter.
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Oil and gas cash production costs, excluding production and property taxes, were $10.05 a barrel for the first quarter of 2010, compared to last year's twelve-month costs of $9.37 a barrel. The increase reflects $0.32 a barrel higher CO2 costs, due to our decision to expense 100% of CO2 injected beginning in 2010, and higher field support operations and maintenance costs.

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Taxes – other than on income were $1.82 per barrel for the first quarter of 2010 compared to $1.60 per barrel for all of 2009.  These costs, which are sensitive to product prices, reflect the effect of higher crude oil and gas prices in 2010.

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As a result of the factors discussed above, the first quarter of 2010, compared to the fourth quarter of 2009 benefitted by $174 million from higher prices, $43 million lower exploration expense and $62 million of lower cash operating costs and G&A expense.  These gains were offset by the effect of lower liftings of $102 million, the effect of two fewer sales days of $77 million, higher DD&A rates of $69 million and higher CO2 costs of $25 million.
Chemical segment earnings for the first quarter of 2010 were $30 million, compared with $33 million for the fourth quarter of 2009.  The first quarter 2010 results reflect the continued weakness in the domestic market, particularly in the housing and construction sectors, and the significant margin erosion that was experienced through 2009 that carried into the first quarter of 2010.
Midstream segment earnings for the first quarter of 2010 were $94 million, compared to $81 million in the fourth quarter of 2009.  The increase in earnings was due to improved margins in the marketing and trading business, partially offset by lower pipeline income from Dolphin resulting from the two-week partial shutdown of the gas plant for maintenance.  Phibro's earnings for the first quarter of 2010 were not significant.
The worldwide effective tax rate was 41 percent for the first quarter of 2010.
Capital spending for the first quarter of 2010 was about $850 million.  Capital expenditures by segment were 80 percent in Oil and Gas, 15 percent in Midstream with the remainder in Chemicals.  The spending run rate will increase through the year as we ramp up in California, Bahrain and Iraq.  Our total year forecast has been increased by $200 million to $4.5 billion.
Cash flow from operations for the first quarter of 2010 was $2.2 billion.  We used $850 million of the company’s cash flow to fund capital expenditures, $250 million on acquisitions and $50 million on foreign contract commitments.  These items amounted to $1.2 billion of cash use.  We expect property acquisition activity to continue during this quarter.  We also used $270 million to pay dividends and $225 million to retire debt.  These and other net cash flows increased our $1.2 billion cash balance at the end of last year by $700 million to $1.9 billion at March 31.  First quarter free cash flow after capital spending and dividends but before acquisition activity and debt retirements was about $1.1 billion.
The weighted average basic shares outstanding for the three months of 2010 were 812.1 million and the weighted average diluted shares outstanding were 813.5 million.
As we look ahead in the current quarter:
●	We expect oil and gas sales volumes to be in the range of 750,000 to 760,000 BOE/day at about current oil prices, with production slightly above these levels.
●	Production volume increases in the second quarter are expected to come from the following sources:
○
Domestically, the Kern County discovery area is expected to show modest improvement during the second quarter.  The production continues to be constrained by a lack of additional processing capacity.  More significant increases are expected to occur late in the second quarter, when we add the skid mounted gas processing facilities.  We are continuing with drilling and have completed a number of wells.  We have sufficient completed wells to fill the entire capacity of the skid mounted processing facilities.  Our oil production is also constrained by the lack of gas processing capacity, since these wells also produce natural gas.

○ The Midcontinent Gas region where we are currently drilling shallow oil wells is also expected to show production growth.

○	In the Middle East, increases are expected in the Oman Mukhaizna field and in Dolphin where the first quarter plant maintenance down-time is not expected to repeat.
○
In Latin America, assuming no labor related stoppages, increases are expected in Argentina, where the current run rate is about 2,000 BOE per day higher than the first quarter, which was negatively affected by a short strike.  The Argentine provincial legislature passed enabling legislation in the first quarter that will allow a 10-year extension for hydrocarbon concessions.  We are now negotiating the specific contract terms of a 10-year extension of our concession.

With regard to prices –
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At current market prices, a $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $36 million.  The average first quarter WTI oil price was $78.71 per barrel.

●	A swing of 50-cents per million BTUs in domestic gas prices has a $31 million impact on quarterly earnings before income taxes. The current NYMEX gas price is around $4.00 per MCF.
Additionally –
●	We expect exploration expense to be about $80 million for seismic and drilling for our exploration programs.
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For the chemical segment, demand for caustic soda and vinyls is expected to continue to improve in both the United States and the international markets.  Improving caustic soda pricing and low natural gas prices will contribute to margin improvement.  The chemical segment is expected to provide about $80 million of earnings in the second quarter.
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We expect our combined worldwide tax rate in the second quarter of 2010 to be about 42 percent depending on the split between domestic and foreign sourced income.  Our first quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

●	Copies of the press release announcing our first quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.
We will provide additional details at the May 19 meeting with the financial community in New York City.  We request that you limit your questions today specifically to the quarter results as opposed to strategic matters such as Iraq, Bahrain, and California operations, which will be discussed in detail at the meeting.